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Limoneira Company Announces Third Quarter and Nine Months Fiscal Year 2012 Financial Results

- Third Quarter Agribusiness Revenue Increased 19% Compared to Third Quarter of Last Year -

- Lemons Sales Increased 35% in the Third Quarter and 53% Year to Date Compared to Last Year-

- Generated Earnings Per Diluted Share of $0.45 in the Third Quarter-

- Executed Agribusiness Growth Strategy with Agreement to Acquire 230 Acres of California Agricultural Property -

Santa Paula, CA., September 10, 2012 – Limoneira Company (NASDAQ: LMNR), a leading agribusiness with prime agricultural land and operations, real estate and water rights in California, today reported financial results for the third quarter and nine months ended July 31, 2012.

Fiscal Year 2012 Third Quarter Results

For the third quarter of fiscal year 2012, revenue was $24.7 million, compared to revenue of $23.2 million in the third quarter of the previous fiscal year. Agribusiness revenue increased 19% to $23.7 million, compared to $19.9 million in the third quarter last year. Rental operations revenue was $1.0 million in the third quarter of fiscal years 2012 and 2011. Real estate development revenue was $74,000, compared to $2.3 million in the third quarter last year. Third quarter fiscal year 2011 real estate development revenue benefitted from the Company’s sale of its Donna Circle property in Paradise Valley, Arizona.

Third quarter 2012 agribusiness revenue includes $15.5 million in lemon sales, compared to $11.4 million of lemon sales during the same period of fiscal year 2011, reflecting a larger number of cartons of fresh lemons sold as well as a higher average price per carton. The Company also experienced higher sales of lemon by-products compared to the same period last year. Avocado revenue in the third quarter of fiscal year 2012 was $5.5 million compared to $6.3 million in the third quarter last year. The decline in avocado sales reflects lower prices, partially offset by increased volume. The Company generated $2.7 million of orange, specialty citrus and other crop revenues in the third quarter of fiscal year 2012 compared to $2.2 million in the same period of fiscal year 2011 due primarily to higher sales volume of Navel and Valencia oranges.

Costs and expenses for the third quarter of fiscal year 2012 were $17.0 million, compared to $16.0 million in the third quarter of last fiscal year. The year-over-year increase in operating expenses reflects increased agribusiness costs associated with the higher sales for this segment, partially offset by lower real estate development expenses.

Operating income for the fiscal year 2012 third quarter was $7.7 million, compared to $7.2 million in the third quarter of the previous fiscal year.

Adjusted EBITDA (defined as net income excluding interest, income taxes, depreciation and amortization, and non-cash impairment charges on real estate development) in the third quarter of fiscal year 2012 was $8.2 million, compared to $8.0 million in the same period of fiscal year 2011. A reconciliation of Adjusted EBITDA to the GAAP measure net income is provided at the end of this release.

Primarily as a result of a larger amount of capitalized interest on real estate development projects during the third quarter of fiscal year 2012, interest expense was $148,000 compared to $340,000 in the same period of fiscal year 2011. Non-cash fair value adjustments on the Company’s interest rate swap resulted in income of $172,000 in the third quarter of fiscal year 2012 compared to an expense of $87,000 in the same period of the prior year.

Net income applicable to common stock, after preferred dividends, for the third quarter of fiscal year 2012 was $5.0 million, or $0.45 per share. This compares to net income applicable to common stock, after preferred dividends, in the third quarter of fiscal year 2011 of $4.6 million, or $0.41 per share.

Fiscal Year 2012 First Nine Months Results

For the nine months ended July 31, 2012, revenue was $51.0 million, compared to $41.6 million in the same period last year. Operating income for the first nine months of fiscal year 2012 was $4.1 million, compared to $167,000 in the same period last year. Net income applicable to common stock, after preferred dividends, for the first nine months of fiscal year 2012 was $2.8 million, or $0.25 per share, compared to $847,000, or $0.08 per share, in the same period last year.

Lemon sales increased 53% to $35.6 million for the nine months ended July 31, 2012 compared to $23.4 million for same period of 2011 as a result of higher average prices and increased volume. Fresh lemon cartons sold increased 33% to 1.9 million for the nine months ended July 31, 2012 from 1.4 million for the same period of 2011. The Company estimates it will sell approximately 2.4 million fresh lemon cartons in fiscal year 2012 compared to 1.8 million for fiscal year 2011.

Management Comments

Harold Edwards, President and Chief Executive Officer, stated, “We are pleased with the continued progress of our business and our third quarter financial results. Our agribusiness revenue improved 19%, reflecting our strong lemon sales, and we generated solid Adjusted EBITDA of $8.2 million. We used our cash flow to invest in our agriculture business and reduce a portion of our long-term debt and expect to continue to do so in the fourth quarter.”

Mr. Edwards continued, “We continued to execute on our strategy of adding productive agriculture land with our August acquisition of 230 acres of agriculture property in the San Joaquin Valley of California. This property, which is adjacent to the Sheldon orchards, is high quality citrus land that will be planted with lemons and we expect that it will produce approximately 1,000 cartons of lemons per acre. With this acquisition, we now own or lease over 8,000 acres of agriculture and real estate property. As we begin the final quarter of fiscal 2012 and look toward next year, we have identified a number of potential acquisition opportunities and look forward to strategically adding to our acreage as we continue to grow our agriculture business. Regarding our real estate development efforts, we continue to evaluate market conditions and are committed to capitalizing on opportunities to monetize our real estate portfolio at the appropriate time.”

Balance Sheet and Liquidity

Cash generated by operating activities in the third quarter of fiscal year 2012 was $7.5 million, compared to $6.1 million in the third quarter of fiscal year 2011. During the third quarter of fiscal year 2012, the Company reduced its long-term debt by $3.5 million. Cash provided by operating activities was $4.5 million for the nine months ended July 31, 2012 compared to $1.2 million for the same period last year. Borrowings on long-term debt increased $4.4 million in the first nine months of fiscal 2012 to finance the acquisition of agriculture properties, real estate development activities and on-going capital requirements.

Real Estate Development

During the third quarter of fiscal year 2012, the Company continued to execute its real estate development strategy by capitalizing development costs of $1.8 million compared to $1.3 million in the same period of fiscal year 2011.

Recent Business Highlights

The Company continues to benefit from the success of its direct lemon sales and marketing strategy. In the third quarter of fiscal year 2012, lemon sales were comprised of approximately 86% to U.S. and Canada-based customers and 14% to domestic exporters.

Alex Teague, Senior Vice President stated, “Our direct lemon marketing and sales strategy continues to gain traction, and we are extremely pleased with its success. In the third quarter, we sold approximately 124,000 more fresh lemon cartons than the third quarter of last year, and we are looking forward to continued growth in future quarters. To help bolster our direct lemon sales and marketing strategy, we recently launched a marketing campaign ‘Unleash the Power of Lemons,’ with the goal of building lemon sales and consumption through fun and easy consumption ideas.”

In July 2012, the Company entered into an agreement to acquire 230 acres of agriculture property in the San Joaquin Valley of California for $1.4 million. The property, which is adjacent to the Company’s leased Sheldon Ranch orchards, is high quality citrus land that will be planted with approximately 150 acres of lemons adding to the existing 1,910 acres of lemon orchards. Once this property is fully planted, the Company believes it is capable of producing approximately 1,000 cartons of lemons per acre. The acquisition closed in August 2012. With this acquisition, the Company owns or leases over 8,000 acres of agriculture and real estate property.

About Limoneira Company

Limoneira Company, a 119-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra), is a dedicated sustainability company with approximately 8,200 acres of rich agricultural lands, real estate properties and water rights in California. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; increased costs from becoming a public company and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company’s operations and interest costs associated with its capital structure, management believes that earnings before interest, income taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA, which excludes impairments on real estate development assets, is an important measure to evaluate the Company’s results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies. Unaudited EBITDA and Adjusted EBITDA are summarized and reconciled to net income, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows:

	Quarter ended July 31,		Nine Months Ended July 31,
	2012	2011	2012	2011

Net income	$5,081,000	$4,635,000	$3,009,000	$1,044,000
Total interest (income) expense, net	(50,000)	399,000	(211,000)	450,000
Income taxes	2,696,000	2,356,000	1,501,000	447,000
Depreciation and amortization	505,000	561,000	1,571,000	1,661,000
EBITDA	8,232,000	7,951,000	5,870,000	3,602,000
Impairments of real estate development assets	-	-	-	1,196,000
Adjusted EBITDA	$8,232,000	$7,951,000	$5,870,000	$4,798,000

Limoneira Company

Consolidated Balance Sheets (unaudited)

	July 31, 2012	October 31, 2011
Assets
Current assets:
Cash	$9,000	$21,000
Accounts receivable, net	7,999,000	2,410,000
Notes receivable – related parties	41,000	36,000
Notes receivable	-	350,000
Cultural costs	1,625,000	926,000
Prepaid expenses and other current assets	1,719,000	1,385,000
Income taxes receivable	-	1,324,000
Total current assets	11,393,000	6,452,000
Property, plant and equipment, net	51,319,000	49,187,000
Real estate development	76,223,000	72,623,000
Equity in investments	8,981,000	8,896,000
Investment in Calavo Growers, Inc.	17,942,000	15,009,000
Notes receivable – related parties	16,000	56,000
Notes receivable	2,426,000	2,123,000
Other assets	5,173,000	4,682,000
Total assets	$173,473,000	$159,028,000

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,578,000	$2,650,000
Growers payable	2,677,000	1,004,000
Accrued liabilities	3,825,000	2,399,000
Fair value of derivative instrument	1,420,000	-
Current portion of long-term debt	754,000	736,000
Total current liabilities	13,254,000	6,789,000
Long-term liabilities:
Long-term debt, less current portion	86,506,000	82,135,000
Deferred income taxes	10,668,000	10,160,000
Other long-term liabilities	7,748,000	7,892,000
Total long-term liabilities	104,922,000	100,187,000
Commitments and contingencies
Stockholders’ equity:
Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 30,000 shares issued and outstanding at July 31, 2012 and October 31, 2011) (8.75% coupon rate)	3,000,000	3,000,000
Series A Junior Participating Preferred Stock – $.01 par value (50,000 shares authorized: 0 issued or outstanding at July 31, 2012 and October 31, 2011)	-	-
Common Stock – $.01 par value (19,900,000 shares authorized:
11,202,910 and 11,205,241 shares issued and outstanding at July 31, 2012 and October 31, 2011, respectively)	112,000	112,000
Additional paid-in capital	35,577,000	34,863,000
Retained earnings	16,742,000	14,980,000
Accumulated other comprehensive income (loss)	(134,000)	(903,000)
Total stockholders’ equity	55,297,000	52,052,000
Total liabilities and stockholders’ equity	$173,473,000	$159,028,000

Limoneira Company

Consolidated Statements of Operations (unaudited)

	Three months ended July 31,		Nine months ended July 31,

	2012	2011	2012	2011
Revenues:
Agribusiness	$23,664,000	$19,910,000	$47,912,000	$36,248,000
Rental operations	962,000	978,000	2,959,000	2,944,000
Real estate development	74,000	2,314,000	162,000	2,421,000
Total revenues	24,700,000	23,202,000	51,033,000	41,613,000
Costs and expenses:
Agribusiness	13,554,000	10,518,000	36,624,000	27,896,000
Rental operations	649,000	596,000	1,747,000	1,688,000
Real estate development	266,000	2,613,000	755,000	3,270,000
Impairments of real estate development assets	-	-	-	1,196,000
Selling, general and administrative	2,525,000	2,226,000	7,809,000	7,396,000
Total costs and expenses	16,994,000	15,953,000	46,935,000	41,446,000
Operating income	7,706,000	7,249,000	4,098,000	167,000
Other income (expense):
Interest expense	(148,000)	(340,000)	(394,000)	(962,000)
Interest income (expense) from derivative instruments	172,000	(87,000)	527,000	428,000
Gain on sale of Rancho Refugio/Caldwell Ranch	-	-	-	1,351,000
Interest income	26,000	28,000	78,000	84,000
Other income, net	6,000	155,000	214,000	458,000
Total other income	56,000	(244,000)	425,000	1,359,000
Income before income tax provision and equity in losses of investments	7,762,000	7,005,000	4,523,000	1,526,000
Income tax provision	(2,696,000)	(2,356,000)	(1,501,000)	(447,000)
Equity in earnings (losses) of investments	15,000	(14,000)	(13,000)	(35,000)
Net income	5,081,000	4,635,000	3,009,000	1,044,000
Preferred dividends	(66,000)	(66,000)	(197,000)	(197,000)
Net income applicable to common stock	$5,015,000	$4,569,000	$2,812,000	$847,000

Basic net income per common share	$0.45	$0.41	$0.25	$0.08

Diluted net income per common share	$0.45	$0.41	$0.25	$0.08

Dividends per common share	$0.03	$0.03	$0.09	$0.09

Weighted-average common shares outstanding-basic	11,198,000	11,203,000	11,201,000	11,204,000
Weighted-average common shares outstanding-diluted	11,198,000	11,203,000	11,201,000	11,208,000